EXHIBIT 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS SECOND QUARTER NET INCOME FOR 2006

CHICAGO, July 19, 2006 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today second quarter results for 2006. The Company had net income of $17.1 million for the second quarter of 2006 compared to $17.6 million for the second quarter of 2005, a decrease of 2.4%. Fully diluted earnings per share for the second quarter of 2006 decreased 1.6% to $0.60 compared to $0.61 per share in the second quarter of 2005. During the second quarter of 2005 the Company had net gains on the sale of investment securities of $2.1 million, or $0.05 per diluted share.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2006 second quarter performance.

RESULTS OF OPERATIONS

Second Quarter Results

Net income was $17.1 million for the second quarter of 2006, compared to $17.6 million for the second quarter of 2005. The results for the second quarter of 2006 generated an annualized return on average assets of 1.17% and an annualized return on average equity of 13.50%, compared to 1.28% and 14.51%, respectively, for the same period in 2005.

Net interest income was $46.9 million for the three months ended June 30, 2006, an increase of $1.3 million, or 2.7% from $45.7 million for the comparable period in 2005. Net interest income grew primarily due to a $324.5 million, or 6.5% increase in average interest earning assets as a result of organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.66% for the second quarter of 2006 and 3.78% for the second quarter of 2005.

The provision for loan losses was $1.5 million in the second quarter of 2006 compared to $3.0 million in the second quarter of 2005. Net charge-offs were $870 thousand in the quarter ended June 30, 2006 compared to $2.0 million in the quarter ended June 30, 2005. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income for the quarter ended June 30, 2006 decreased $1.4 million, or 7.7% to $16.3 million compared to $17.7 million in the second quarter in 2005. Net gains on sale of investment securities decreased by $2.1 million as a net loss of $25 thousand was realized in the second quarter of 2006 compared to net gains of $2.1 million in the second quarter of 2005. Investment security sales are periodically made as part of our ongoing strategy to maintain good long-term investment portfolio returns. Partially offsetting this decrease, brokerage fee income increased by $409 thousand to $2.4 million and merchant card processing income increased by $333 thousand to $870 thousand.

Other expense increased $2.4 million, or 6.9% to $37.3 million for the quarter ended June 30, 2006 from $34.9 million for the quarter ended June 30, 2005. Salaries and employee benefits increased by $1.7 million, primarily due to organic growth and partially due to the hiring of additional personnel needed to support the extension of branch office hours as part of the Company’s new deposit gathering strategy, initiated in the third quarter of 2005. The increase due to the new deposit gathering strategy was approximately $250 thousand for the second quarter of 2006. Occupancy and equipment expense increased by $217 thousand primarily due to increases in repair and maintenance expense and depreciation expense of $402 thousand and $254 thousand, respectively. The increases in repair and maintenance expense, and depreciation expense were primarily due to additional branch office locations. These increases were partially offset by a decrease in office rental expense of $459 thousand. Office rental expense decreased by approximately $200 thousand due to the purchase of the land at the Company’s operations center in Rosemont, Illinois, for $14.2 million in July 2005. The land had previously been leased in conjunction with the corresponding 2003 purchase of the Rosemont building. Brokerage fees expense increased by $287 thousand. Merchant card processing expense increased by $317 thousand due to an increase in transactions processed in the second quarter on 2006 compared to the second quarter of 2005. Other operating expenses increased by $392, partially due to an increase in stationary printing and supplies expense of $187 thousand.

In the first quarter of 2006, MB Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using the modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under the modified retrospective application, prior period results are restated. As a result, previously reported diluted net income per share for the three months ended June 30, 2005 was reduced by $0.01. The impact on the three months ended June 30, 2006 due to the adoption of Statement 123R was also $0.01.

Income tax expense for the three months ended June 30, 2006 decreased $600 thousand to $7.3 million compared to $7.9 million for the same period in 2005. The effective tax rate was 29.9% and 31.1% for the quarter ended June 30, 2006 and 2005, respectively.

Year-To-Date Results

Net income was $34.3 million for the first six months of 2006, compared to $34.4 million for the first six months of 2005. The results for the first six months of 2006 generated an annualized return on average assets of 1.19% and an annualized return on average equity of 13.55%, compared to 1.28% and 14.32%, respectively, for the first six months of 2005.

Net interest income was $92.5 million for the six months ended June 30, 2006, an increase of $3.1 million, or 3.5% from $89.4 million for the comparable period in 2005. Net interest income grew primarily due to a $367.4 million, or 7.5% increase in average interest earning assets as a result of organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.66% for the first six months of 2006 and 3.79% for the first six months of 2005.

The provision for loan losses was $2.6 million in the first six months of 2006 compared to $5.4 million in the first six months of 2005. Net charge-offs were $1.9 million in the six months ended June 30, 2006 compared to $4.9 million in the six months ended June 30, 2005. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income increased $244 thousand, or 0.7% to $33.6 million for the six months ended June 30, 2006 from $33.3 million for the six months ended June 30, 2005. Net gain on sale of other assets increased by $1.1 million primarily due to the sale of excess space acquired through the Company’s acquisition of South Holland Bancorp in February 2003. Brokerage fee income increased $596 thousand during the first six months of 2006. Merchant card processing income increased by $645 thousand due to an increase in transactions processed during the first six months of 2006 compared to the first six months of 2005. Loan service fees increased by $491 thousand primarily due to a $304 thousand syndication fee realized in the first six months of 2006. Offsetting the increases above, net gains on sale of investment securities decreased by $2.5 million as a net loss of $406 thousand was realized in the first six months of 2006 compared to net gains of $2.1 million in the first six months of 2005.

Other expense increased by $6.8 million, or 10.0% to $74.2 million for the six months ended June 30, 2006 from $67.4 million for the six months ended June 30, 2005. Salaries and employee benefits increased by $3.7 million, primarily due to organic growth and partially due to the new deposit gathering strategy, initiated in the third quarter of 2005. The increase due to the new deposit gathering strategy was approximately $700 thousand for the six months ended June 30, 2006. Occupancy and equipment expense increased by $855 thousand primarily due to increases in repair and maintenance expense, depreciation expense, and property tax expense of $750 thousand, $662 thousand, and $318 thousand, respectively. The increases in repair and maintenance expense, depreciation, and property tax expense were primarily due to additional branch office locations. These increases were partially offset by a decrease in office rental expense of $648 thousand and an increase in building rental income of $348 thousand. Office rental expense decreased primarily due to the purchase of the land at the Company’s operations center in Rosemont, Illinois, for $14.2 million in July 2005. The land had previously been leased in conjunction with the corresponding 2003 purchase of the Rosemont building. The increase in building rental income was primarily due to additional tenants at the MB Financial Center operations facility located in Rosemont, Illinois. Brokerage fee expense increased by $481 thousand. Merchant card processing expense increased by $598 thousand due to an increase in transactions processed during the first six months of 2006 compared to the first six months of 2005. Other operating expenses increased by $932 thousand primarily due to increases in operating losses and stationary printing and supplies expense of $362 thousand and $180 thousand, respectively.

In the first quarter of 2006, MB Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using the modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under the modified retrospective application, prior period results are restated. As a result, previously reported diluted net income per share for the six months ended June 30, 2005 was reduced by $0.03. The impact on the six months ended June 30, 2006 due to the adoption of Statement 123R was $0.02.

Income tax expense for the six months ended June 30, 2006 decreased $497 thousand to $15.0 million compared to $15.5 million for the same period in 2005. The effective tax rate was 30.4% and 31.1% for the six months ended June 30, 2006 and 2005, respectively.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended June 30,						Three Months Ended March 31,
	2006			2005			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$3,934,669	$74,303	7.57%	$3,535,103	$57,162	6.49%	$3,795,671	$68,681	7.34%
Loans exempt from federal income taxes (3)	4,075	71	6.89	2,975	48	6.38	2,881	46	6.39
Taxable investment securities	1,051,591	12,009	4.57	1,163,316	12,301	4.23	1,107,836	12,284	4.44
Investment securities exempt from federal income taxes (3)	304,718	4,276	5.55	273,336	3,845	5.56	292,631	4,091	5.59
Federal funds sold	5,843	71	4.81	-	-	-	1,971	22	4.46
Other interest bearing deposits	11,154	108	3.88	12,816	75	2.35	13,262	121	3.70
Total interest earning assets	5,312,050	90,838	6.86	4,987,546	73,431	5.91	5,214,252	85,245	6.63
Non-interest earning assets	554,943			510,322			550,260
Total assets	$5,866,993			$5,497,868			$5,764,512

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$723,762	$3,785	2.10%	$772,767	$2,432	1.26%	$711,464	$3,125	1.78%
Savings deposits	452,916	779	0.69	516,318	799	0.62	470,984	868	0.75
Time deposits	2,565,295	27,429	4.29	2,133,830	15,896	2.99	2,384,224	23,288	3.96
Short-term borrowings	641,259	6,801	4.25	701,732	4,884	2.79	741,923	7,701	4.21
Long-term borrowings and junior subordinated notes	236,611	3,585	5.99	168,262	2,370	5.57	218,317	3,273	6.00
Total interest bearing liabilities	4,619,843	42,379	3.68	4,292,909	26,381	2.46	4,526,912	38,255	3.43
Non-interest bearing deposits	677,014			665,188			664,311
Other non-interest bearing liabilities	60,570			54,428			62,391
Stockholders’ equity	509,566			485,343			510,898
Total liabilities and stockholders’ equity	$5,866,993			$5,497,868			$5,764,512
Net interest income/interest rate spread (4)		$48,459	3.18%		$47,050	3.45%		$46,990	3.20%
Taxable equivalent adjustment		1,521			1,363			1,448
Net interest income, as reported		$46,938			$45,687			$45,542
Net interest margin (5)			3.54%			3.67%			3.54%
Tax equivalent effect			0.12%			0.11%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.66%			3.78%			3.65%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.9 million, $2.1 million and $1.7 million for the three months ended June 30, 2006 and 2005, and March 31, 2006, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $1.4 million, or 3.0% to $48.5 million for the three months ended June 30, 2006 from $47.1 million for the three months ended June 30, 2005. Tax-equivalent interest income increased by $17.4 million due to a $324.5 million, or 6.5% increase in average interest earning assets. The yield on average interest earning assets increased 95 basis points to 6.86% due to the increase in market interest rates. Interest expense increased by $16.0 million as average interest bearing liabilities increased by $326.9 million, while their cost increased by 122 basis points to 3.68%, also due to the increase in market interest rates. The increase in average interest earning assets and average interest bearing liabilities was due to continued organic growth.

The net interest margin expressed on a fully tax equivalent basis for the second quarter of 2006 decreased by 12 basis points from 3.78% in the second quarter of 2005 primarily due to the flattening yield curve and tightening credit spreads on loans.

The net interest margin expressed on a fully tax equivalent basis increased by 1 basis point from 3.65% in the first quarter of 2006 to 3.66% in the second quarter of 2006.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Six Months Ended June 30,
	2006			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$3,865,554	$142,985	7.46%	$3,459,486	$108,546	6.33%
Loans exempt from federal income taxes (3)	3,481	117	6.69	2,992	96	6.38
Taxable investment securities	1,079,558	24,293	4.50	1,150,493	24,340	4.23
Investment securities exempt from federal income taxes (3)	298,708	8,367	5.57	268,466	7,571	5.61
Federal funds sold	3,918	93	4.72	72	1	2.76
Other interest bearing deposits	12,202	229	3.78	14,480	157	2.19
Total interest earning assets	5,263,421	176,084	6.75	4,895,989	140,711	5.80
Non-interest earning assets	552,614			506,230
Total assets	$5,816,035			$5,402,219

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$717,647	$6,911	1.94%	$785,736	$4,601	1.18%
Savings deposits	461,900	1,647	0.72	521,941	1,603	0.62
Time deposits	2,475,260	50,717	4.13	2,048,647	29,168	2.87
Short-term borrowings	691,313	14,502	4.23	678,423	8,555	2.54
Long-term borrowings and junior subordinated notes	227,515	6,858	6.00	170,862	4,728	5.50
Total interest bearing liabilities	4,573,635	80,635	3.56	4,205,609	48,655	2.33
Non-interest bearing deposits	670,697			657,810
Other non-interest bearing liabilities	61,472			54,182
Stockholders’ equity	510,231			484,618
Total liabilities and stockholders’ equity	$5,816,035			$5,402,219
Net interest income/interest rate spread (4)		$95,449	3.19%		$92,056	3.47%
Taxable equivalent adjustment		2,969			2,684
Net interest income, as reported		$92,480			$89,372
Net interest margin (5)			3.54%			3.68%
Tax equivalent effect			0.12%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.66%			3.79%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $3.6 million and $3.8 million for the six months ended June 30, 2006 and 2005, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $3.4 million, or 3.7% to $95.4 million for the six months ended June 30, 2006 from $92.1 million for the six months ended June 30, 2005. Tax-equivalent interest income increased by $35.4 million due to a $367.4 million, or 7.5% increase in average interest earning assets. The yield on average interest earning assets increased 95 basis points to 6.75% due to the increase in market interest rates. Interest expense increased by $32.0 million as average interest bearing liabilities increased by $368.0 million, while their cost increased by 123 basis points to 3.56%, also due to the increase in market interest rates. The increase in average interest earning assets and average interest bearing liabilities was due to continued organic growth.

The net interest margin expressed on a fully tax equivalent basis for the six months ended June 30, 2006 decreased by 13 basis points from 3.79% for the six months ended June 30, 2005 primarily due to the flattening yield curve and tightening credit spreads on loans.

BALANCE SHEET

Total assets increased $189.8 million or 3.3% from $5.7 billion at December 31, 2005 to $5.9 billion at June 30, 2006. Net loans increased by $246.5 million, or 6.7% to $3.9 billion at June 30, 2006. In aggregate, commercial related credits grew by $230.4 million, or 14.9% on a combined annualized basis. See “Loan Portfolio” section below for further analysis. Investment securities available for sale decreased by $78.8 million, or 5.6% to $1.3 billion at June 30, 2006.

Total liabilities increased by $185.5 million, or 3.6% to $5.4 billion at June 30, 2006 from $5.2 billion at December 31, 2005. Total deposits grew by $278.2 million or 6.6% to $4.5 billion during that same period, primarily due to an increase in brokered deposits of $237.0 million. Short-term borrowings decreased by $122.7 million, or 16.5%, primarily due to decreases in securities sold under agreement to repurchase, Federal Home Loan Bank advances, and federal funds purchased of $51.6 million, $40.5 million and $30.6 million, respectively. Long-term borrowings increased by $38.4 million primarily due to an increase in Federal Home Loan Bank advances of $40.7 million.

Total stockholders’ equity increased $4.3 million, or 0.8% to $511.3 million at June 30, 2006 compared to $507.0 million at December 31, 2005. Retained earnings increased by $25.8 million due to net income of $34.3 million, partially offset by $8.5 million or $0.30 per share, in cash dividends. Treasury stock increased by $11.6 million resulting primarily from the repurchase of 393,681 outstanding shares. Accumulated other comprehensive income declined by $10.7 million due to an unrealized change in market value on investment securities available for sale.

At June 30, 2006, the Company’s total risk-based capital ratio was 12.44%; Tier 1 capital to risk-weighted assets ratio was 11.29% and Tier 1 capital to average asset ratio was 8.99%. MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at June 30, 2006.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):
	June 30,		December 31,		June 30,
	2006		2005		2005
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial loans	$917,260	23%	$833,046	22%	$801,253	22%
Commercial loans collateralized by assignment of lease payments	364,517	9%	299,053	8%	269,941	7%
Commercial real estate	1,431,571	36%	1,456,585	39%	1,431,125	39%
Residential real estate	405,579	10%	387,167	10%	419,873	12%
Construction real estate	627,189	16%	521,434	14%	463,410	13%
Consumer loans	247,295	6%	248,897	7%	261,407	7%
Gross loans (1)	3,993,411	100%	3,746,182	100%	3,647,009	100%
Allowance for loan losses	(45,716)		(44,979)		(44,790)
Net loans	$3,947,695		$3,701,203		$3,602,219

(1)	Gross loan balances at June 30, 2006, December 31, 2005, and June 30, 2005 are net of unearned income, including net deferred loan fees of $3.2 million, $3.6 million, and $3.7 million, respectively.

Net loans increased by $246.5 million, or 13.4% on an annualized basis, to $3.9 billion at June 30, 2006 from $3.7 billion at December 31, 2005. The above increases in commercial related credits were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development.

Net loans increased by $345.5 million, or 9.6%, to $3.9 billion at June 30, 2006 from $3.6 billion at June 30, 2005. The above increases in commercial related credits were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. These increases were partially offset by decreases in residential real estate and consumer loans resulting from pay downs on the existing portfolio.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):
	June 30, 2006	December 31, 2005	June 30, 2005
Non-performing loans:
Non-accrual loans (1)	$16,920	$20,841	$23,888
Loans 90 days or more past due, still accruing interest	-	321	62
Total non-performing loans	16,920	21,162	23,950
Other real estate owned	37	354	285
Total non-performing assets	$16,957	$21,516	$24,235
Total non-performing loans to total loans	0.42%	0.56%	0.66%
Allowance for loan losses to non-performing loans	270.19%	212.55%	187.01%
Total non-performing assets to total assets	0.29%	0.38%	0.43%

(1)	Includes restructured loans totaling $542 thousand at June 30, 2005. There were no restructured loans at June 30, 2006 and December 31, 2005.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):
	Three Months Ended		Six Months Ended

	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Balance at beginning of period	$45,086	$43,820	$44,979	$44,266
Additions from acquisition	-	-	-	-
Provision for loan losses	1,500	3,000	2,600	5,400
Charge-offs	(2,021)	(2,474)	(3,446)	(5,975)
Recoveries	1,151	444	1,583	1,099
Balance at June 30,	$45,716	$44,790	$45,716	$44,790
Total loans at June 30,	$3,993,411	$3,647,009	$3,993,411	$3,647,009
Ratio of allowance for loan losses to total loans	1.14%	1.23%	1.14%	1.23%
Net loan charge-offs to average loans (annualized)	0.09%	0.23%	0.10%	0.28%

Net charge-offs decreased by $3.0 million to $1.9 million in the six months ended June 30, 2006 from $4.9 million in the six months ended June 30, 2005. A substantial portion of the Company’s charge-off activity in the six months ended June 30, 2005 was due to the charge-off of one construction real estate loan.

First Oak Brook Acquisition

On May 1, 2006, the Company and its wholly-owned subsidiary, MBFI Acquisition Corp. (“Acquisition Corp.”), entered into an Agreement and Plan of Merger with First Oak Brook Bancshares, Inc. (“First Oak Brook”), whereby the Company has agreed to acquire First Oak Brook in a stock and cash transaction valued at approximately $372 million, exclusive of stock options. First Oak Brook, the holding company for Oak Brook Bank, had consolidated total assets of approximately $2.3 billion as of March 31, 2006.

In the transaction, First Oak Brook will merge with and into Acquisition Corp., with Acquisition Corp. as the surviving entity. First Oak Brook stockholders will receive, in exchange for each share of First Oak Brook common stock they hold, consideration with a value equal to the sum of (1) 0.8304 multiplied by the average of the closing prices of the Company’s common stock for the five consecutive trading days ending on the trading day before the date of completion of the merger and (2) $7.36.  Each First Oak Brook stockholder will be entitled to elect to receive their merger consideration in the form of the Company’s common stock, cash or a combination of both, subject to limitations and prorations such that the aggregate merger consideration will be paid approximately 80% in the Company’s common stock and approximately 20% in cash. The total number of shares the Company will issue and the total amount of cash the Company will pay in the transaction are approximately 8.4 million shares and $74.0 million, respectively, subject to adjustment as provided in the merger agreement.

The transaction is currently expected to be completed in the third quarter of 2006, subject to customary closing conditions, the receipt of regulatory approvals, the approval of the Company’s stockholders of the issuance of the shares of the Company’s common stock in the transaction and the approval of the stockholders of First Oak Brook.

Additional Information Regarding First Oak Brook Transaction

The Company has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC, in connection with the proposed acquisition by the Company of First Oak Brook.  The registration statement includes a joint proxy statement of the Company and First Oak Brook that also constitutes a prospectus of the Company (the “joint proxy statement/prospectus”), which has been sent to the stockholders of the Company and First Oak Brook.  Stockholders are advised to read the joint proxy statement/prospectus, which was filed by the Company with the SEC on June 27, 2006, because it contains important information about the Company, First Oak Brook and the proposed transaction.  The joint proxy statement/prospectus, and other documents relating to the merger filed by the Company and First Oak Brook, can be obtained free of charge from the SEC’s website at www.sec.gov.   These documents also can be obtained free of charge by accessing the Company’s website at www.mbfinancial.com under the tab “Investor Relations” and then under “SEC Filings” or by accessing First Oak Brook’s website at www.firstoakbrook.com.  Alternatively, these documents can be obtained free of charge from the Company upon written request to MB Financial, Inc., Secretary, 6111 North River Road, Rosemont, Illinois 60018 or by calling (847) 653-1992, or from First Oak Brook, upon written request to First Oak Brook Bancshares, Inc., Rosemarie Bouman, 1400 Sixteenth Street, Oak Brook, Illinois 60523, or by calling (630)571-1050.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to MB Financial Inc.’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of our proposed merger with First Oak Brook and all other statements in this report other than historical facts constitute forward-looking statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our proposed merger with First Oak Brook might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the requisite stockholder and regulatory approvals for our proposed merger with First Oak Brook might not be obtained or such regulatory approvals might be received later than expected; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; (15) our future acquisitions of other depository institutions or lines of business; (16) our deposit growth and deposit mix resulting from our new deposit gathering strategy may be less favorable than expected; and (17) the impact of the guidance recently prepared by the Office of the Comptroller of the Currency regarding concentrations in real estate lending.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

      MB FINANCIAL, INC. & SUBSIDIARIES
      CONSOLIDATED BALANCE SHEETS
      June 30, 2006, December 31, 2005 and June 30, 2005 (2005 restated for SFAS 123R)
        (Amounts in thousands, except common share data)
        (Unaudited)

	June 30,	December 31,	June 30,
	2006	2005	2005

ASSETS
Cash and due from banks	$101,689	$92,001	$88,095
Interest bearing deposits with banks	10,271	12,783	9,907
Federal funds sold	6,454	-	-
Investment securities available for sale	1,327,019	1,405,844	1,401,424
Loans held for sale	591	500	300
Loans (net of allowance for loan losses of $45,716 at June 30, 2006,
$44,979 at December 31, 2005 and $44,790 at June 30, 2005)	3,947,695	3,701,203	3,602,219
Lease investments, net	66,331	65,696	60,435
Premises and equipment, net	147,201	147,701	129,649
Cash surrender value of life insurance	92,080	90,194	88,237
Goodwill, net	125,358	125,010	124,010
Other intangibles, net	12,118	12,594	13,070
Other assets	72,076	65,539	72,097

Total assets	$5,908,883	$5,719,065	$5,589,443

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$688,214	$694,548	$666,256
Interest bearing	3,791,709	3,507,152	3,504,918
Total deposits	4,479,923	4,201,700	4,171,174
Short-term borrowings	622,948	745,647	693,125
Long-term borrowings	109,664	71,216	86,633
Junior subordinated notes issued to capital trusts	123,526	123,526	87,443
Accrued expenses and other liabilities	61,545	69,990	57,461
Total liabilities	5,397,606	5,212,079	5,095,836

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
28,916,945, 28,912,803 and 28,883,822 shares at June 30, 2006, December 31, 2005 and June 30, 2005, respectively)	289	289	289
Additional paid-in capital	142,489	141,745	141,483
Retained earnings	416,214	390,407	368,640
Accumulated other comprehensive income	(20,108)	(9,453)	(1,409)
Less: 785,241, 453,461 and 388,091 shares of treasury stock, at cost, June 30, 2006, December 31, 2005 and June 30, 2005, respectively)	(27,607)	(16,002)	(15,396)
Total stockholders' equity	511,277	506,986	493,607

Total liabilities and stockholders' equity	$5,908,883	$5,719,065	$5,589,443

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF INCOME
    (2005 restated for SFAS 123R)
    (Amounts in thousands, except common share data)
    (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Interest income:
Loans	$74,350	$57,193	$143,061	$108,608
Investment securities:
Taxable	12,009	12,301	24,293	24,340
Nontaxable	2,779	2,499	5,438	4,921
Federal funds sold	71	-	93	1
Other interest bearing accounts	108	75	229	157
Total interest income	89,317	72,068	173,114	138,027

Interest expense:
Deposits	31,993	19,127	59,274	35,372
Short-term borrowings	6,801	4,884	14,502	8,555
Long-term borrowings and junior subordinated notes	3,585	2,370	6,858	4,728
Total interest expense	42,379	26,381	80,634	48,655
Net interest income	46,938	45,687	92,480	89,372

Provision for loan losses	1,500	3,000	2,600	5,400

Net interest income after provision for loan losses	45,438	42,687	89,880	83,972

Other income:
Loan service fees	1,291	1,396	3,043	2,552
Deposit service fees	4,887	4,866	9,660	9,538
Lease financing, net	3,398	3,225	6,642	6,830
Brokerage fees	2,431	2,022	4,737	4,141
Trust and asset management fees	1,449	1,282	2,854	2,664
Net (loss) gain on sale of securities available for sale	(25)	2,067	(406)	2,128
Increase in cash surrender value of life insurance	928	980	1,886	1,933
Net gain on sale of other assets	4	-	1,101	1
Merchant card processing	870	537	1,594	949
Other operating income	1,114	1,331	2,455	2,586
	16,347	17,706	33,566	33,322

Other expense:
Salaries and employee benefits	20,669	18,943	40,969	37,292
Occupancy and equipment expense	6,042	5,825	11,985	11,130
Computer services expense	1,647	1,452	3,252	2,717
Advertising and marketing expense	1,208	1,427	2,438	2,175
Professional and legal expense	506	698	1,064	1,357
Brokerage fee expense	1,301	1,014	2,494	2,013
Telecommunication expense	583	885	1,319	1,560
Other intangibles amortization expense	236	250	476	517
Merchant card processing	800	482	1,476	878
Other operating expenses	4,323	3,931	8,692	7,760
	37,315	34,907	74,165	67,399

Income before income taxes	24,470	25,486	49,281	49,895

Income taxes	7,324	7,924	14,996	15,493

Net Income	$17,146	$17,562	$34,285	$34,402

Common share data (1):
Basic earnings per common share	$0.61	$0.62	$1.22	$1.21
Diluted earnings per common share	$0.60	$0.61	$1.19	$1.18
Weighted average common shares outstanding	28,130,670	28,357,533	28,209,289	28,447,284
Diluted weighted average common shares outstanding	28,636,728	28,916,117	28,718,808	29,107,481

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)
	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2006	2005	2006	2005
Performance Ratios:

Annualized return on average assets	1.17%	1.28%	1.19%	1.28%

Annualized return on average equity	13.50	14.51	13.55	14.32

Annualized cash return on average tangible equity (1)	18.43	20.14	18.50	19.88

Net interest rate spread	3.18	3.45	3.19	3.47

Efficiency ratio (2)	57.56	55.68	57.31	54.68

Net interest margin - fully tax equivalent basis (3)	3.66	3.78	3.66	3.79

Net interest margin	3.54	3.67	3.54	3.68

Asset Quality Ratios:

Non-performing loans to total loans	0.42%	0.66%	0.42%	0.66%

Non-performing assets to total assets	0.29	0.43	0.29	0.43

Allowance for loan losses to total loans	1.14	1.23	1.14	1.23

Allowance for loan losses to
non-performing loans	270.19	187.01	270.19	187.01

Net loan charge-offs to average loans (annualized)	0.09	0.23	0.10	0.28

Capital Ratios:

Tangible equity to tangible assets (4)	6.55%	6.62%	6.55%	6.62%
Equity to total assets	8.65	8.83	8.65	8.83
Book value per share (5)	$ 18.17	$ 17.32	$ 18.17	$ 17.32
Less: goodwill and other intangible assets, net of tax benefit, per common share common share	4.74	4.65	4.74	4.65
Tangible book value per share (6)	$ 13.43	$ 12.67	$ 13.43	$ 12.67

Total capital (to risk-weighted assets)	12.44%	12.02%	12.44%	12.02%
Tier 1 capital (to risk-weighted assets)	11.29	10.77	11.29	10.77
Tier 1 capital (to average assets)	8.99	8.33	8.99	8.33

(1)
Net cash flow available to stockholders (net income plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share and annualized cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity and tangible assets. Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	June 30, 2006	December 31, 2005	June 30, 2005

Stockholders’ equity - as reported	$511,277	$506,986	$493,607
Less: goodwill	125,358	125,010	124,010
Less: other intangible assets, net of tax benefit	7,877	8,186	8,496
Tangible equity	$378,042	$373,790	$361,101

The following table presents a reconciliation of tangible assets to total assets (in thousands):

	June 30, 2006	December 31, 2005	June 30, 2005

Total assets - as reported	$5,908,883	$5,719,065	$5,589,443
Less: goodwill	125,358	125,010	124,010
Less: other intangible assets, net of tax benefit	7,877	8,186	8,496
Tangible assets	$5,775,648	$5,585,869	$5,456,937

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Average stockholders’ equity - as reported	$509,566	$485,343	$510,231	$484,618
Less: average goodwill	125,184	123,691	125,097	123,659
Less: average other intangible assets, net of tax benefit	7,951	8,572	8,028	8,657
Average tangible equity	$376,431	$353,080	$377,106	$352,302

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net income - as reported	$17,146	$17,562	$34,285	$34,402
Add: other intangible amortization expense, net of tax benefit	153	163	309	336
Net cash flow available to stockholders	$17,299	$17,725	$34,594	$34,738

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.” A reconciliation of tangible book value per share to book value per share is contained in the “Selected Financial Ratios” table.